EXHIBIT 99.1

ISS and Glass Lewis Recommend that Liberator Medical Shareholders Vote “FOR” Merger Agreement with C. R. Bard, Inc.

STUART, Fla., January 7, 2016 (MARKETWIRED) -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) (“Liberator”) announced today that two leading proxy-advisory firms have recommended that Liberator’s shareholders vote “FOR” the approval of the merger agreement with C. R. Bard, Inc. (“Bard”) at the special meeting of the shareholders being held on January 20, 2016.

In its January 5, 2016 report, Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting and corporate governance advisory firm stated: “A vote FOR this proposal is warranted given the one-day and two-month premium of 25.9 percent and 28.8 percent, respectively, the robust sales process conducted by [Liberator], and the certainty of value offered by the all-cash merger consideration.”

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading provider of governance services that supports engagement among institutional investors and corporations, stated in its January 5, 2016 report: “We see that in each of the observed instances, the implied deal multiples of the proposed merger are higher than [Liberator’s] recent standalone valuations. Taking these analyses together in the aggregate, we believe that the proposed merger consideration is financially fair and reasonable to [Liberator’s] shareholders. Based on these factors, the unanimous support of the board, and absent a higher competing offer, we believe that the proposed merger warrants shareholder support at this time. Accordingly, we recommend that the shareholders vote FOR this proposal.”

Liberator’s shareholders are scheduled to vote at the upcoming special meeting scheduled for January 20, 2016.

Mark A. Libratore, President and Chief Executive Officer of Liberator, commented, “We are pleased that both ISS and Glass Lewis, two leading proxy advisory firms, recognize that, as a result of a robust sales process, this acquisition represents the best opportunity to realize substantial value for our shareholders. We urge all of Liberator’s shareholders to follow the recommendation of both ISS and Glass Lewis by voting “FOR” the adoption of the merger agreement.”

Liberator shareholders seeking copies of the definitive proxy statement or with questions about the January 20, 2016 special meeting may contact Liberator’s proxy solicitor, MacKenzie Partners, Inc., by telephone at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free), or by mail at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors.  Accredited by The Joint Commission, Liberator’s unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions.  Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance.  Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies including, urological products, ostomy supplies, mastectomy fashions and diabetes supplies.  Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

About C. R. Bard, Inc.

C. R. Bard, Inc., headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products

Safe Harbor Statement

In this press release and in related comments by management, the use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent management’s current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to: the satisfaction of closing conditions to the acquisition by Bard; the possibility that the acquisition will not be completed or, if completed, not completed in the expected timeframe; the potential that the expected benefits and opportunities of the acquisition may not be realized or may take longer to realize than expected; regulatory limitations on the medical industry in general; working capital constraints; fluctuations in customer demand and commitments; fluctuation in quarterly results; introduction of new services and products; commercial acceptance and viability of new services and products; pricing and competition; reliance upon subcontractors and vendors; the timing of new technology and product introductions; the risk of early obsolescence of Liberator’s products; and adverse litigation or government action.  Liberator’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Additional Information about the Transaction

In connection with the proposed merger with Bard and the required shareholder approval, Liberator filed with the U.S. Securities and Exchange Commission (SEC) a definitive proxy statement on December 29, 2015. The definitive proxy statement was first mailed to Liberator’s shareholders on or about December 29, 2015. LIBERATOR’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND LIBERATOR.

Liberator and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Liberator’s shareholders with respect to the merger. Information about Liberator’s executive officers and directors and their ownership of Liberator’s stock is set forth in the proxy statement for Liberator’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on August 11, 2015.  Other information regarding the interests of the participants in the proxy solicitation is set forth in the definitive proxy statement, as it may be amended, that was filed with the SEC on December 29, 2015.

Shareholders may obtain free copies of the definitive proxy statement and the other documents filed by Liberator with the SEC (when they are available) at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC by Liberator by going to Liberator’s Investor Relations page on its corporate website at www.ir.liberatormedical.com, by contacting Liberator’s investor relations by telephone at (772) 287-2414, or by mail at Liberator Medical Holdings, Inc., 2979 SE Gran Park Way, Stuart, Florida 34997, Attention: Investor Relations, or by contacting Liberator’s proxy solicitor, MacKenzie Partners, Inc., by telephone at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free), or by mail at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Source: Liberator Medical Holdings, Inc.

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

Institutional Investor Contact

Robert J. Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com